Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
AND YEAR ENDED DECEMBER 31, 2022

Fourth Quarter Highlights

•Interest income of $18.4 million; net interest income of $4.0 million
•Net loss attributable to common stockholders of $(6.8) million
•Earnings per share ("EPS") per basic common share of $(0.30)
•Operating loss of $(1.3) million
•Operating income per basic common share of $(0.05)
•Taxable income of $0.21 per share attributable to common stockholders after payment of dividends on our preferred stock
•Book value per common share of $13.00 at December 31, 2022
•Formed one joint venture that acquired $293.6 million in unpaid principal balance ("UPB") of mortgage loans with collateral values of $653.1 million and retained $44.6 million of varying classes of related securities issued by the joint venture to end the quarter with $391.6 million of investments in debt securities and beneficial interests
•Collected total cash of $44.1 million from loan payments, sales of real estate owned ("REO") properties and collections from investments in debt securities and beneficial interests
•Held $47.8 million of cash and cash equivalents at December 31, 2022; average daily cash balance for the quarter was $47.2 million
•As of December 31, 2022, approximately 79.6% of our portfolio (based on UPB at the time of acquisition) made at least 12 out of the last 12 payments

New York, NY—March 2, 2023 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust ("REIT"), announces its results of operations for the quarter and year ended December 31, 2022. We focus primarily on acquiring, investing in and managing a portfolio of re-performing mortgage loans ("RPLs") and non-performing loans ("NPLs") secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire small-balance commercial loans ("SBC loans") secured by multi-family retail/residential and mixed use properties.

Selected Financial Results (Unaudited)
($ in thousands except per share amounts)

	For the three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Loan interest income(1)	$13,520	$14,864	$15,402	$16,186	$16,718
Earnings from debt securities and beneficial interests(2)	$4,562	$4,613	$5,303	$6,866	$6,448
Other interest income	$367	$544	$195	$160	$80
Interest expense	$(14,482)	$(11,369)	$(9,175)	$(8,606)	$(8,999)
Net interest income	$3,967	$8,652	$11,725	$14,606	$14,247
Net decrease in the net present value of expected credit losses(3)	$1,152	$1,935	$961	$3,978	$4,296
Other (loss)/income, loss from equity method investments and loss on joint venture refinancing on beneficial interests	$(3,744)	$(65)	$(3,918)	$(3,613)	$854
Total revenue, net(1,4)	$1,375	$10,522	$8,768	$14,971	$19,397
Consolidated net (loss)/income(1)	$(6,283)	$(9,503)	$(4,781)	$5,631	$9,279
Net (loss)/income per basic share	$(0.30)	$(0.71)	$(0.40)	$0.15	$0.32
Average equity(1,5)	$343,112	$399,610	$466,847	$489,303	$500,760
Average total assets(1)	$1,509,738	$1,559,584	$1,645,915	$1,722,610	$1,696,144
Average daily cash balance	$47,196	$62,334	$60,609	$73,636	$79,294
Average carrying value of RPLs(1)	$883,254	$897,947	$909,382	$946,164	$924,171
Average carrying value of NPLs(1)	$99,160	$100,827	$114,775	$117,670	$116,272
Average carrying value of SBC loans	$14,275	$15,546	$16,704	$19,923	$25,989
Average carrying value of debt securities and beneficial interests	$427,471	$435,849	$487,484	$491,231	$487,110
Average asset backed debt balance(1)	$933,695	$987,394	$1,046,985	$1,099,142	$1,089,104
____________________________________________________________
(1)Reflects the impact of consolidating the assets, liabilities and non-controlling interests of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by third-party institutional investors.
(2)Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarter. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(4)Total revenue includes net interest income, income from equity method investments and other income.
(5)Average equity includes the effect of an aggregate of $34.6 million of preferred stock for the three months ended December 31, 2022 and September 30, 2022, $93.0 million for the three months ended June 30, 2022 and $115.1 million for the three months ended March 31, 2022 and December 31, 2021.

For the quarter ended December 31, 2022, we had a GAAP consolidated net loss attributable to common stockholders of $(6.8) million or $(0.30) per common share after preferred dividends. Operating loss, a non-GAAP financial measure which adjusts GAAP earnings by removing gains and losses as well as certain other non-core income and expenses and preferred dividends, was $(1.3) million or $(0.05) per common share. We consider Operating loss/income to provide a useful measure for comparing the results of our ongoing operations over multiple quarters. For a reconciliation of Operating loss/income to consolidated net loss/income available to common stockholders, please refer to Appendix B.

Our net interest income for the quarter ended December 31, 2022 excluding any adjustment for expected credit losses was $4.0 million, a decrease of $4.7 million over the prior quarter. Gross interest income decreased $1.6 million as a result of a lower average balance of our mortgage loan portfolio during the quarter and lower yields on our beneficial interests as more loans are performing better than initially expected, which extends duration, and as higher interest rates are expected to reduce prepayments from refinancing. Our interest expense for the quarter ended December 31, 2022 increased $3.1 million compared to the prior quarter primarily as a result of rate increases on our floating rate repurchase financing facilities and interest expense on our unsecured debt issued in late August 2022. The increased interest expense on our unsecured debt was partially offset by lower dividends and accretion on our preferred stock and related warrants due to the partial repurchase during the second and third quarters of 2022.

We generally acquire loans at a discount and record an allowance for expected credit losses at acquisition. We update the allowance quarterly based on actual cash flow results and changing cash flow expectations in accordance with the current expected credit losses accounting standard, otherwise known as CECL. During the quarter ended December 31, 2022, we recorded income of $1.2 million due to the decrease in the net present value of expected future credit losses partially driven by the better than expected performance of our mortgage loan portfolio during the quarter compared to $1.9 million of income recorded for the third quarter.

Other income declined for the quarter ended December 31, 2022, primarily due to a $3.8 million loss on the sale of a portion of a Class A senior bond in one of our joint ventures. A cumulative $2.9 million of this loss was already reflected in our book value calculation through Accumulated other comprehensive income/loss at September 30, 2022. This cumulative loss was reclassified to loss on sale of securities and an additional $0.9 million loss was recognized on the sale date.

We recorded a loss from our investments in affiliates of $0.3 million for the quarter ended December 31, 2022 compared to a loss of $0.5 million for the quarter ended September 30, 2022. The loss is partially due to the flow through impact of mark to market losses on shares of our stock held by our Manager and our Servicer. We account for our investments in our Manager and our Servicer using the equity method of accounting.

Our GAAP expenses decreased on a quarter over quarter basis by $1.4 million primarily due to a $1.5 million decrease in amortization of our put option liability on our remaining outstanding warrants. Additionally the partial repurchase of our preferred stock during the second and third quarters of 2022 contributed to a decrease in our management fee expense by $0.2 million due to the resulting decline in the average balance of our equity.

We recorded $0.3 million in impairment on our REO held-for-sale portfolio in other expense for the quarter ended December 31, 2022. We sold seven properties in the fourth quarter and recorded a gain of $0.1 million in other income. Nine properties were added to REO held-for-sale through foreclosures.

We ended the quarter with a GAAP book value of $13.00 per common share, compared to a book value per common share of $13.75 for the quarter ended September 30, 2022. The decrease in book value is driven primarily by our GAAP loss for the quarter, dividends paid and a mark to market loss on our investments in debt securities recorded through other comprehensive income.

Our taxable income for the quarter ended December 31, 2022 was $0.21 per share of net income available to common stockholders, compared to $0.26 per share of taxable net income available to common stockholders for the quarter ended September 30, 2022. Additionally, we recorded income tax expense of $0.2 million comprised primarily of state and local income taxes.

On October 26, 2022, we co-invested with third-party institutional investors to form 2022-RPL1 and acquired 17.5% of the securities and trust certificates from the trust. 2022-RPL1 acquired 1,948 RPLs with aggregate UPB of $293.6 million. The purchase price including joint venture expenses is 86.7% of UPB and 39.0% of the estimated market value of the underlying collateral of $653.1 million. Based on the structure of the transaction, we will not consolidate 2022-RPL1 in accordance with GAAP.

We collected $44.1 million of cash during the fourth quarter as a result of loan payments, loan payoffs, sales of REO, and cash collections on our securities portfolio to end the quarter with $47.8 million in cash and cash equivalents.

We purchased five RPLs with UPB of $0.9 million at 51.7% of property value and 79.9% of UPB. These loans were acquired and included on our consolidated balance sheet for a weighted average of 42 days of the quarter.

The following table provides an overview of our portfolio at December 31, 2022 ($ in thousands):

No. of loans	5,331	Weighted average coupon	4.38%
Total UPB(1)	$1,027,511	Weighted average LTV(5)	56.4%
Interest-bearing balance	$939,115	Weighted average remaining term (months)	293
Deferred balance(2)	$88,396	No. of first liens	5,282
Market value of collateral(3)	$2,186,776	No. of second liens	49
Current purchase price/total UPB	81.7%	No. of REO held-for-sale	39
Current purchase price/market value of collateral	42.2%	Market value of REO held-for-sale(6)	$7,437
RPLs	88.3%	Carrying value of debt securities and beneficial interests in trusts	$417,262
NPLs	10.6%	Loans with 12 for 12 payments as an approximate percentage of acquisition UPB(7)	79.6%
SBC loans(4)	1.1%	Loans with 24 for 24 payments as an approximate percentage of acquisition UPB(8)	69.8%
____________________________________________________________
(1)Our loan portfolio consists of fixed rate (61.2% of UPB), ARM (6.8% of UPB) and Hybrid ARM (32.0% of UPB) mortgage loans.
(2)Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.
(3)As of the reporting date.
(4)SBC loans includes both purchased and originated loans.
(5)UPB as of December 31, 2022 divided by market value of collateral and weighted by the UPB of the loan.
(6)Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.
(7)Loans that have made at least 12 of the last 12 payments, or for which the full dollar amount to cover at least 12 payments has been made in the last 12 months.
(8)Loans that have made at least 24 of the last 24 payments, or for which the full dollar amount to cover at least 24 payments has been made in the last 24 months.

Subsequent Events

Since quarter end, we have acquired three residential RPLs in three transactions with aggregate UPB of $0.8 million. The purchase price of the RPLs were 72.9% of UPB and 62.3% of the estimated market value of the underlying collateral of $1.0 million.

We have agreed to acquire, subject to due diligence, one residential RPL in one transaction with aggregate UPB of $0.4 million. The purchase price of the residential RPL is 81.1% of UPB and 56.5% of the estimated market value of the underlying collateral of $0.6 million.

On January 31, 2023, we acquired an additional equity interest in Great Ajax FS LLC, the parent of our Servicer. Through our subsidiary, GA-TRS LLC, we now have an ownership of 9.59% in the parent of our Servicer.

On February 2, 2023, we sold an unrated Class A senior bond in one of our joint ventures and recognized a loss of $3.0 million. A cumulative $2.2 million of this loss was already reflected in our book value calculation through Accumulated other comprehensive loss/income at December 31, 2022. This cumulative loss was reclassified to loss on sale of securities and an additional $0.8 million loss was recognized on the sale date.

On February 23, 2023, with an accredited institutional investor we refinanced our 2019-E, -G and -H joint ventures into Ajax Mortgage Loan Trust 2023-A ("2023-A") and retained $16.1 million of varying classes of agency rated securities and equity. We retained 5.01% of the AAA rated securities and 20.00% of the AA through B rated securities and trust certificates from the trust. 2023-A acquired 1,085 RPLs and NPLs with UPB of $205.1 million and an aggregate property value of $497.4 million. The AAA through A rated securities represent 79.8% of the UPB of the underlying mortgage loans and carry a weighted average coupon of 3.46%. Based on the structure of the transactions, we do not consolidate 2023-A in accordance with GAAP.

On February 21, 2023, our Board of Directors approved the First Amendment to the Third Amended and Restated Management Agreement with the Manager, which has an effective date of March 1, 2023 and states that the stockholders' equity used to calculate the base management fee include our unsecured debt securities to the extent the proceeds were used to repurchase our preferred stock.

On March 2, 2023, our Board of Directors declared a cash dividend of $0.25 per share to be paid on March 31, 2023 to stockholders of record as of March 17, 2023.

Conference Call

Great Ajax Corp. will host a conference call at 5:00 p.m. EST on Thursday, March 2, 2023 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Quarterly Reports section of our website www.greatajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a REIT, that focuses primarily on acquiring, investing in and managing RPLs and NPLs secured by single-family residences and commercial properties. In addition to our continued focus on RPLs and NPLs, we also originate and acquire SBC loans secured by multi-family retail/residential and mixed use properties. We are externally managed by Thetis Asset Management LLC, an affiliated entity. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a REIT under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond our control, including, without limitation and the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2022 when filed with the SEC. The COVID-19 outbreak has caused significant volatility and disruption in the financial markets both globally and in the United States. While lockdowns and restrictions have largely ended in the United States, a spike in COVID-19 cases and return to restrictions could cause material adverse effects on our business, financial condition, prospects, liquidity and results of operations. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
Or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$18,449	$20,021	$20,900	$23,212
Interest expense	(14,482)	(11,369)	(9,175)	(8,606)
Net interest income	3,967	8,652	11,725	14,606
Net decrease in the net present value of expected credit losses(1)	1,152	1,935	961	3,978
Net interest income after the impact of changes in the net present value of expected credit losses	5,119	10,587	12,686	18,584

Loss from equity method investments	(349)	(451)	(355)	(63)
Loss on joint venture refinancing on beneficial interests(2)	—	—	(2,142)	(3,973)
Other (loss)/income	(3,395)	386	(1,421)	423
Total revenue, net	1,375	10,522	8,768	14,971

EXPENSE:
Related party expense - loan servicing fees	1,911	1,952	2,006	2,091
Related party expense - management fee	1,722	1,948	2,363	2,293
Professional fees	621	667	419	345
Fair value adjustment on put option liability	1,431	2,917	3,595	3,200
Other expense(3)	1,741	1,358	1,376	1,437
Total expense	7,426	8,842	9,759	9,366
Acceleration of put option settlement	—	8,813	3,531	—
Loss on debt extinguishment	—	—	—	—
(Loss)/income before provision for income taxes	(6,051)	(7,133)	(4,522)	5,605
Provision for income taxes (benefit)	232	2,370	259	(26)
Consolidated net (loss)/income	(6,283)	(9,503)	(4,781)	5,631
Less: consolidated net income/(loss) attributable to non-controlling interests	5	(42)	16	96
Consolidated net (loss)/income attributable to the Company	(6,288)	(9,461)	(4,797)	5,535
Less: dividends on preferred stock	547	1,053	1,925	1,949
Less: discount on retirement of preferred stock	—	5,735	2,459	—
Consolidated net (loss)/income attributable to common stockholders	(6,835)	$(16,249)	$(9,181)	$3,586
Basic (loss)/earnings per common share	$(0.30)	$(0.71)	$(0.40)	$0.15
Diluted (loss)/earnings per common share	$(0.30)	$(0.71)	$(0.40)	$0.15

Weighted average shares – basic	22,778,652	22,538,891	22,754,553	22,922,316
Weighted average shares – diluted	22,778,652	22,833,465	22,754,553	22,922,316
____________________________________________________________

(1)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.
(2)The quarters ended June 30, 2022 and March 31, 2022 have been restated to conform with the new consolidated statements of income presentation that includes a reclass of Loss on joint venture refinancing on beneficial interests from Other (loss)/income, which are non-cash transactions.
(3)The quarters ended September 30, 2022, June 30, 2022 and March 31, 2022 have been restated to conform with the new consolidated statements of income presentation that includes a reclass of Real estate operating expenses to Other expense.

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$47,845	$84,426
Mortgage loans held-for-sale, net	—	29,572
Mortgage loans held-for-investment, net(1,2)	989,084	1,080,434
Real estate owned properties, net(3)	6,333	6,063
Investments in securities at fair value(4)	257,062	355,178
Investments in beneficial interests(5)	134,552	139,588
Receivable from servicer	7,450	20,899
Investment in affiliates	30,185	27,020
Prepaid expenses and other assets	11,915	16,500
Total assets	$1,484,426	$1,759,680

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,2,6)	$467,205	$575,563
Borrowings under repurchase transactions	445,855	546,054
Convertible senior notes, net(6)	104,256	102,845
Notes payable, net(6)	106,046	—
Management fee payable	1,720	2,279
Put option liability	12,153	23,667
Accrued expenses and other liabilities	9,726	8,799
Total liabilities	1,146,961	1,259,207

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized
Series A 7.25% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 424,949 shares issued and outstanding at December 31, 2022 and 2,307,400 shares issued and outstanding at December 31, 2021	9,411	51,100
Series B 5.00% Fixed-to-Floating Rate Cumulative Redeemable, $25.00 liquidation preference per share, 1,135,590 shares issued and outstanding at December 31, 2022 and 2,892,600 shares issued and outstanding at December 31, 2021	25,143	64,044
Common stock $0.01 par value; 125,000,000 shares authorized, 23,130,956 shares issued and outstanding at December 31, 2022 and 23,146,775 shares issued and outstanding at December 31, 2021	241	233
Additional paid-in capital	322,439	316,162
Treasury stock	(9,532)	(1,691)
Retained earnings	13,275	66,427
Accumulated other comprehensive (loss)/income	(25,649)	1,020
Equity attributable to stockholders	335,328	497,295
Non-controlling interests(7)	2,137	3,178
Total equity	337,465	500,473
Total liabilities and equity	$1,484,426	$1,759,680
____________________________________________________________

(1)Mortgage loans held-for-investment, net include $675.8 million and $756.8 million of loans at December 31, 2022 and December 31, 2021, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans held-for-investment, net include $6.1 million and $7.1 million of allowance for expected credit losses at December 31, 2022 and December 31, 2021, respectively.
(2)As of December 31, 2022 and December 31, 2021, balances for Mortgage loans held-for-investment, net include $0.9 million and $1.4 million, respectively, from a 50.0% owned joint venture, which we consolidate under U.S. GAAP. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.).
(3)Real estate owned properties, net, are presented net of valuation allowances of $0.7 million and $0.5 million at December 31, 2022 and December 31, 2021, respectively.
(4)As of December 31, 2022, Investments in securities at fair value include an amortized cost basis of $282.7 million and a net unrealized loss of $25.6 million. As of December 31, 2021, Investments in securities at fair value include an amortized costs basis of $354.2 million and net unrealized gains of $1.0 million.
(5)Investments in beneficial interests includes allowance for expected credit losses of zero and $0.6 million at December 31, 2022 and December 31, 2021, respectively.
(6)Secured borrowings, net are presented net of deferred issuance costs of $4.7 million at December 31, 2022 and $7.3 million at December 31, 2021. Convertible senior notes, net are presented net of deferred issuance costs of $0.3 million and $1.7 million at December 31, 2022 and December 31, 2021, respectively. Notes payable, net are presented net of deferred issuance costs and discount of $4.0 million at December 31, 2022 and zero at December 31, 2021.
(7)As of December 31, 2022 non-controlling interests includes $1.0 million from a 50.0% owned joint venture, $1.1 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary. As of December 31, 2021 non-controlling interests includes $1.8 million from a 50.0% owned joint venture, $1.3 million from a 53.1% owned subsidiary and $0.1 million from a 99.9% owned subsidiary which we consolidate under U.S. GAAP.

Appendix A - Earnings per share

The following table sets forth the components of basic and diluted EPS ($ in thousands, except per share):

	Three months ended
	December 31, 2022			September 30, 2022			June 30, 2022			March 31, 2022
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
	(unaudited)			(unaudited)			(unaudited)			(unaudited)
Basic EPS
Consolidated net (loss)/income attributable to common stockholders	$(6,835)	22,778,652		$(16,249)	22,538,891		$(9,181)	22,754,553		$3,586	22,922,316
Allocation of loss/(earnings) to participating restricted shares	97	—		210	—		103	—		(43)	—
Consolidated net (loss)/income attributable to unrestricted common stockholders	$(6,738)	22,778,652	$(0.30)	$(16,039)	22,538,891	$(0.71)	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15
Effect of dilutive securities(1)
Restricted stock grants and manager and director fee shares(2)	—	—		(210)	294,574		—	—		—	—
Amortization of put option(3)	—	—		—	—		—	—		—	—
Diluted EPS
Consolidated net (loss)/income attributable to common stockholders and dilutive securities	$(6,738)	22,778,652	$(0.30)	$(16,249)	22,833,465	$(0.71)	$(9,078)	22,754,553	$(0.40)	$3,543	22,922,316	$0.15
____________________________________________________________
(1)Our outstanding warrants and the effect of the interest expense and assumed conversion of shares from convertible notes would have an anti-dilutive effect on diluted earnings per share for all periods shown and have not been included in the calculation.
(2)The effect of restricted stock grants and manager and director fee shares on our diluted EPS calculation for the three months ended December 31, 2022, June 30, 2022 and March 31, 2022 would have been anti-dilutive and have been removed from the calculation.
(3)The effect of the amortization of put options on our diluted EPS calculation for the three months ended December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022 would have been anti-dilutive and have been removed from the calculation.

Appendix B - Reconciliation of Operating (loss)/income to Consolidated net (loss)/income available to common stockholders
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$18,449	$20,021	$20,900	$23,212
Interest expense	(14,482)	(11,369)	(9,175)	(8,606)
Net interest income	3,967	8,652	11,725	14,606

Other income	479	1,259	502	423
Total revenue, net	4,446	9,911	12,227	15,029

EXPENSE:
Related party expense - loan servicing fees	1,911	1,952	2,006	2,091
Related party expense - management fees	1,722	1,948	2,363	2,293
Professional fees	621	667	419	345
Other expense	1,443	1,380	1,445	1,268
Total expense	5,697	5,947	6,233	5,997
Consolidated operating (loss)/income	$(1,251)	$3,964	$5,994	$9,032
Basic operating (loss)/income per common share	$(0.05)	$0.17	$0.26	$0.39
Diluted operating (loss)/income per common share	$(0.05)	$0.17	$0.26	$0.36

Reconciliation to GAAP net (loss)/income

Consolidated operating (loss)/income	$(1,251)	$3,964	$5,994	$9,032

Mark to market loss on joint venture refinancing(1)	—	—	(2,142)	(3,973)
Realized loss on sale of securities(2)	(3,836)	(860)	(79)	—
Net decrease in the net present value of expected credit losses(3)	1,152	1,935	961	3,978
Fair value adjustment on put option liability	(1,431)	(2,917)	(3,595)	(3,200)
Acceleration of put option settlement	—	(8,813)	(3,531)	—
Other adjustments	(685)	(442)	(2,130)	(232)
(Loss)/income before provision for income taxes	(6,051)	(7,133)	(4,522)	5,605
Provision for income taxes (benefit)	232	2,370	259	(26)
Consolidated net (income)/loss attributable to non-controlling interest	(5)	42	(16)	(96)
Consolidated net (loss)/income attributable to the Company	(6,288)	(9,461)	(4,797)	5,535
Dividends on preferred stock	(547)	(1,053)	(1,925)	(1,949)
Discount on retirement of preferred stock	—	(5,735)	(2,459)	—
Consolidated net (loss)/income attributable to common stockholders	$(6,835)	$(16,249)	$(9,181)	$3,586
Basic (loss)/earnings per common share	$(0.30)	$(0.71)	$(0.40)	$0.15
Diluted (loss)/earnings per common share	$(0.30)	$(0.71)	$(0.40)	$0.15

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(1)The quarter ended June 30, 2022 includes a reclass of mark to market loss on loans to other adjustments.
(2)The quarters ended September 30, 2022 and June 30, 2022 have been restated to conform with the new operating income statement presentation that includes the realized loss on sale of securities.
(3)Net decrease in the net present value of expected credit losses represents the net decrease to the allowance resulting from changes in actual and expected cash flows during the quarters ended December 31, 2022, September 30, 2022, June 30, 2022 and March 31, 2022. It represents the net increase of the present value of the expected cash flows in excess of contractual cash flows offset by any incremental provision expense on the Mortgage loan pools and Beneficial interests. The decrease is calculated at the pool level for Mortgage loans and at the security level for Beneficial interests. To the extent a pool or Beneficial interest has an associated allowance, the decrease in expected credit losses is recorded in the period in which the change occurs, otherwise it is recognized prospectively as an increase in yield.